The transactions pursuant to the share exchange described in this press release involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

January 20, 2023

To Whom It May Concern:

Company Name: The Hachijuni Bank, Ltd.
Representative: President, Masaki Matsushita
8359 (Tokyo Stock Exchange, Prime Market)

Company Name: The Nagano Bank, Ltd.
Representative: President, Hitoshi Nishizawa
8521 (Tokyo Stock Exchange, Standard Market)

Notice Regarding Final Agreement on Business Integration
between The Hachijuni Bank, Ltd. and The Nagano Bank, Ltd. through a Share Exchange

The Hachijuni Bank, Ltd. (Director and President Masaki Matsushita) (hereinafter, “Hachijuni Bank”) and The Nagano Bank, Ltd. (President Hitoshi Nishizawa) (hereinafter, “Nagano Bank”; Hachijuni Bank and Nagano Bank are collectively referred to as the “Banks”) announce that the respective meetings of the Board of Directors of the Banks held today in accordance with the Basic Agreement executed on September 28, 2022, resolved to execute a business integration (hereinafter, the “Business Integration”) through a share exchange with Hachijuni Bank as the wholly-owning parent company and Nagano Bank as the wholly-owned subsidiary (hereinafter, the “Share Exchange”) subject to obtaining approval by the Meeting of the General Shareholders of Nagano Bank and the necessary permits and approvals by relevant authorities. The Banks have executed a share exchange agreement (hereinafter, the “Share Exchange Agreement”) and a business integration agreement (hereinafter, the “Business Integration Agreement”) between the Banks as of today.

In addition, Nagano Bank has resolved to submit an agenda for the extraordinary meeting of the shareholders to be held on March 24, 2023, on the revision of the Articles of Incorporation to delete the provisions concerning the record date for the exercise of the voting rights (Please refer to the press release “Notice Regarding Establishment of Record Date for Convocation of Extraordinary General Meeting of Shareholders and Partial Amendment to Articles of Incorporation” as of today by Nagano Bank for details).

1.       Background of the Business Integration

The Banks are regional banks with head offices located in Nagano Prefecture, each engaged in financial intermediation function and developed with the regional community by maintaining a stable financial system and providing a broad range of financial services.

Nagano Prefecture, where the Banks mainly operate the business, is surrounded by a majestic natural environment created by three-thousander mountain ranges and clear rivers. Its economy is driven by manufacturers, including precision machinery, suited to abundant water resources and clean air. Moreover, it has various additional appeals that draw global attention, such as the rich tourist resources, regional culture that developed through a long history, and Japan’s No.1 prefecture in terms of longevity.

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As the financial and economic environment surrounding the Banks is expected to become increasingly difficult due to the contraction of interest rate spread between deposits and loans caused by the prolonged low-interest rate environment, the Banks are expected to provide detailed functions and services, expand to new business fields; develop technologies including for during and after the COVID-19 pandemic and for digitalization; and to respond to the transformation of social structures such as decarbonization. The Banks believe that their role in the regional community will become increasingly important.

Under this business environment, the Banks concluded that the best option for contributing to the development of stakeholders of the Banks is to join forces under the shared mission of regional development to build a sound management foundation; reinforce the financial intermediation function; and establish a sustainable business model that matches the change in customers’ needs and transformation of social structure, as stated in the press release “Notice Regarding Basic Agreement on Business Integration between The Hachijuni Bank, Ltd. and The Nagano Bank, Ltd.” dated September 28, 2022. Consequently, the Banks have resolved to promote discussions and analysis toward the Business Integration on June 1, 2023, based on mutual trust and equal footing, and have reached the final agreement today.

In addition, the Banks will promote discussion and review towards early merger after the effective date of the Share Exchange to maximize the effect of the integration.

2.       Basic Principle and Purpose of the Business Integration

The Banks will promote the Business Integration under the assumption of equal footing, realize quick integration, and transform into a bank that can grow with the region by combining the expertise, relationship, and human assets of the Banks, and provide better value to the customers, region, shareholders, employees, etc.

3.       Expected Synergies from the Business Integration

The Banks will consider specific measures considering the following synergy effects for early achievement of the purpose of the Business Integration:

(1)       Utilization of human capital and transformation of the corporate culture

The Banks will transform their corporate culture to enable a better response to the change of times, with maximum use of human capital that will be the driving force for the growth and development of the Banks, promote mutual resource exchange, and optimal resource allocation to the areas of the business to be strengthened.

(2)       Enhancement of financial intermediation functions and financial services

By combining the Banks’ expertise, information, and networks and utilizing the corporate group functions, the Banks will promote the development and growth of the regional industries by strengthening relationship-based banking, core business support, and actively providing risk money. In addition, the Banks will improve the convenience of settlement transactions, asset formation, and use of loans; and provide services corresponding to their customers’ needs by expanding digital channels and services.

(3)       Enhancing expansion of business fields

The Banks will contribute to the further development of regional industries and improve residents’ quality of life by concentrating the Banks’ human assets, information, and expertise to expand the new business fields that resolve regional issues.

(4)       Strengthening the business foundation

The Banks will build a sound business foundation that will enable continued contribution to the regional community by providing stable functions and services, improving business efficiency through consolidation and abolition of redundant branches, etc. streamlining and integrating headquarter organizations, and with shared systems and administration, etc.

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4.       Outline of the Business Integration

(1)       Schedule of the Business Integration

September 28, 2022	Execution of the Basic Agreement (Banks)
January 20, 2023 (today)	Date of Resolution by the Board of Directors (Banks)
January 20, 2023 (today)	Execution of the Share Exchange Agreement and Business Integration Agreement (Banks)
January 20, 2023 (today)	Date of Public Notice of the Record Date for the Extraordinary Meeting of the Shareholders of Nagano Bank
February 4, 2023 (planned)	Record Date for the Extraordinary Meeting of the Shareholders of Nagano Bank
March 24, 2023 (planned)	Extraordinary Meeting of the Shareholders of Nagano Bank
May 29, 2023 (planned)	Last Trading Date for Shares of Nagano Bank
May 30, 2023 (planned)	Delisting of Nagano Bank
June 1, 2023 (planned)	Effective Date of the Share Exchange

(Note 1) Implementation of the Business Integration requires procedures including approval under the Banking Act and permits and approvals under the Act on Special Measures concerning Act on Prohibition of Private Monopolization and Maintenance of Fair Trade to Maintain Provision of Fundamental Services Pertaining to Regional Motor Carrier Services for Ride-Sharing by General Passengers and Banking Business or filing with the Japan Fair Trade Commission. We will promptly disclose in case of any delay in the schedule of the Business Integration in relation to various procedures.

(Note 2) The Share Exchange is expected to fall under cases where approval by the meeting of the shareholders of Hachijuni Bank is not required pursuant to the provisions of Article 796, Paragraph 2 of the Companies Act (Simplified Share Exchange).

(Note 3) The above schedule may be revised subject to discussion and agreement between the Banks where necessary to promote the procedures concerning the Share Exchange or other reasons.

(2)       Method of the Share Exchange

Hachijuni Bank will become the wholly-owning parent company, and Nagano Bank will become the wholly-owned subsidiary after the share exchange. In addition, Hachijuni Bank is expected to adopt the simplified share exchange procedure in accordance with the provisions of Article 796, Paragraph 2 of the Companies Act, and proceed without obtaining approval of the meeting of the shareholders while Nagano Bank is expected to obtain approval at the extraordinary meeting of the shareholders scheduled on March 24, 2023.

(3)       Details of the Allotment in the Share Exchange

	The Hachijuni Bank, Ltd. (Wholly-owning parent company after the share exchange)	The Nagano Bank, Ltd. (Wholly-owned subsidiary after the share exchange)
Share Exchange Ratio	1	2.54
Number of shares to be issued for the Share Exchange	Common stock of Hachijuni Bank: 22,664,539 shares (planned)

(Note 1) The ratio of allotment of shares

For each share of common stock of Nagano Bank, 2.54 shares of common stock of Hachijuni Bank will be allotted. However, no shares will be allotted through the Share Exchange for the 152,000 shares of common stock of Nagano Bank held by Hachijuni Bank (as of December 31, 2022).

(Note 2) Number of new shares to be issued by Hachijuni Bank in the Share Exchange (Planned)

Common stock of Hachijuni Bank: 22,664,539 shares (planned)

The number of common stocks stated above was calculated based on 9,259,356 shares considering the number of issued and outstanding common stocks of Nagano Bank (9,258,856 shares) as of December 31, 2022 and the 500 shares of common stock under the assumption that all of the stock acquisition rights issued by Nagano Bank (a total of five rights) are to be exercised within 30 days from the day after such date of approval in accordance with the provisions of the issuing guidelines, etc., and converted to 500 shares of common stock of Nagano Bank subject to the approval of the Share Exchange by the Extraordinary Meeting of Shareholders of Nagano Bank to be held on March 24, 2023. Provided, however, Nagano Bank plans to cancel all of its treasury shares no later than the time immediately before the Share Exchange takes effect (hereinafter, the “Record Time”). Accordingly, the treasury shares of Nagano Bank as of December 31, 2022 (184,309 shares) have been excluded from the above calculation of issuance of new shares of Hachijuni Bank. Also, the 152,000 shares of common stock of Nagano Bank held by Hachijuni Bank as of December 31, 2022 have been excluded from the above calculation of issuance of new shares of Hachijuni Bank.

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The number of new shares to be allotted by Hachijuni Bank may change in case the number of treasury stocks of Nagano Bank as of December 31, 2022 changes by the Record Time, including due to the exercise of the right to request the purchase of shares by the shareholders of Nagano Bank.

(Note 3) Handling of shares less than one unit

When the Business Integration is consummated, shareholders of Nagano Bank who receive shares constituting less than one unit (100 shares) of Hachijuni Bank (hereinafter, the “Shares Constituting Less Than One Unit”) in the Share Exchange may not sell Shares Constituting Less Than One Unit on the Tokyo Stock Exchange Inc. (hereinafter, the “Tokyo Stock Exchange”) or any other financial instruments exchange. Shareholders who will own such Shares Constituting Less Than One Unit may request Hachijuni Bank to purchase the Shares Constituting Less Than One Unit pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act. In addition, such shareholders may request Hachijuni Bank to sell the number of shares needed to constitute one unit together with the Shares Constituting Less Than One Unit held by such a shareholder pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation of Hachijuni Bank, unless Hachijuni Bank does not have the number of treasury stock referred to in the request of sale.

(Note 4) Processing of fractional shares less than one stock

In case fractional shares are included in the number of shares of Hachijuni Bank to be allotted in the Share Exchange, Hachijuni Bank shall deliver monies in the amount corresponding to such factional share to the shareholders of Nagano Bank who will receive such fractional shares, pursuant to the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

(4)	Handling of stock acquisition rights and bonds with stock acquisition rights in conjunction with the Share Exchange

Upon the Share Exchange, subject to the approval of the Share Exchange by the Extraordinary Meeting of Shareholders of Nagano Bank to be held on March 24, 2023, all of the stock acquisition rights issued by Nagano Bank (a total of five rights) are to be exercised within 30 days from the day after such date of approval in accordance with the provisions of the issuing guidelines, etc., and converted to 500 shares of common stock of Nagano Bank. Nagano Bank has not issued bonds with stock acquisition rights.

(5)	Handling of the dividend of surplus

The Banks agreed that Hachijuni Bank may pay a maximum of 40% consolidated dividend payout ratio (Hachijuni Bank's consolidated net income per share for the fiscal year ending March 31, 2023 multiplied by 40% (rounded up to the nearest yen) less 10 yen, which is Hachijuni Bank's interim dividend for the fiscal year ending March 31, 2023) per share dividend of surplus to shareholders as of March 31, 2023, and that Nagano Bank may pay a maximum of 25 yen per share dividend of surplus to shareholders as of March 31, 2023, and that the Banks may not pay a dividend of surplus after today with any record date before the Effective Date of the Share Exchange. The Banks also agreed that Hachijuni Bank will exercise its voting rights at the Annual Meeting of the General Shareholders of Nagano Bank scheduled to be held in June 2023, which will be necessary for Nagano Bank to distribute the dividend of surplus to the shareholders of Nagano Bank as of March 31, 2023, as described above.

5.       Basis for the details of allotment in the Share Exchange

(1)	Basis and reason for the allotment

As stated in the above “1. Background of the Business Integration,” the Banks reached a basic agreement on promoting discussions and analysis towards the Business Integration on September 28, 2022, and engaged in discussions and review by the establishment of the Business Integration Committee to implementing the Business Integration with June 1, 2023 (planned) as the Effective Date of the Share Exchange.

As stated in below “(4) Measures to ensure fairness,” to secure the fairness of the compensation for the Share Exchange and fairness of the Business Integration otherwise, Hachijuni Bank has selected Nomura Securities Co., Ltd. (hereinafter, “Nomura Securities”) as its third-party valuation institution, and Iwata Godo Attorneys and Counsellors at Law as the legal advisor and commenced review of the Business Integration. As a result of careful discussion and review referencing the share exchange ratio calculation report dated January 19, 2023, received from the third party valuation institution Nomura Securities, and the legal advice by the legal advisor Iwata Godo Attorneys and Counsellors at Law, Hachijuni Bank determined that implementing the Business Integration based on the Share Exchange Ratio stated in above “4. (3) Details of the Allotment in the Share Exchange” is appropriate.

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On the other hand, as stated in below “(4) Measures to ensure fairness,” to secure the fairness of the compensation for the Share Exchange and fairness of the Business Integration otherwise, Nagano Bank has selected Daiwa Securities Co. Ltd. (hereinafter, “Daiwa Securities”) as its third-party valuation institution, and Nagashima Ohno & Tsunematsu as its legal advisor and commenced review of the Business Integration. As a result of careful discussion and review referencing the share exchange ratio calculation report dated January 19, 2023, received from the third party valuation institution Daiwa Securities, and the legal advice by the legal advisor Nagashima Ohno & Tsunematsu, Nagano Bank determined that implementing the Business Integration based on the Share Exchange Ratio stated in above “4. (3) Details of the Allotment in the Share Exchange” is appropriate.

The Banks have comprehensively considered factors including the market price of the shares, financial status, and future outlook based on the result of mutual due diligence referencing the results of calculation and analysis by the third-party valuation institutions and advice by the legal advisors, and engaged in a series of careful negotiation and discussion on the Share Exchange Ratio between the Banks. Consequently, the Banks have ultimately reached a decision that the Share Exchange Ratio stated in the above “4. (3) Details of the Allotment in the Share Exchange” is appropriate, and agreed on the Share Exchange Ratio in the Share Exchange with a resolution by the respective Board of Directors of the Banks held today.

(2)	Matters concerning the calculation
(i)	The names of valuation institutions and their relations with the Banks

Nomura Securities and Daiwa Securities, who are the financial advisor (third-party valuation institutions) of Hachijuni Bank and Nagano Bank, respectively, are third-party valuation institutions independent from the Banks, who do not fall under related parties and do not have a material conflict of interest that must be stated concerning the Business Integration.

(ii)	Overview of the calculation

To ensure fairness of the calculation of the Share Exchange Ratio to be used for the Share Exchange, Hachijuni Bank selected Nomura Securities, and Nagano Bank selected Daiwa Securities as the respective third-party valuation institutions and separately requested the calculation and analysis of the Share Exchange Ratio.

Considering that the common stock of Hachijuni Bank is listed on the Tokyo Stock Exchange’s Prime Market and the market price is available, Nomura Securities calculated the value of the common stock of Hachijuni Bank using the average Market Share Price Analysis.

Nomura Securities calculated the value of the common stock of Nagano Bank by applying: (a) the average Market Share Price Analysis considering that the common stock of Nagano Bank is listed on the Tokyo Stock Exchange’s Standard Market and the market price is available; (b) the Comparable Companies Analysis considering that Nagano Bank has multiple comparable listed companies to enable estimation of the value of its stock; and (c) the dividend discount model method (hereinafter, the “DDM Analysis”) which analyzes the value of the stock by discounting the profit attributable to shareholders after retained earnings, etc., necessary for maintaining the particular capital structure to the present value using the cost of capital which is widely utilized for valuation of financial institutions, to reflect the status of the future business activities to the valuation. Ranges for the Share Exchange Ratio calculated with the value of one common stock of Hachijuni Bank as “1” are as stated below:

	Calculation method	Range of Share Exchange Ratio
1	Market Share Price Analysis (Reference Date 1)	2.48 – 2.75
2	Market Share Price Analysis (Reference Date 2)	2.45 – 2.54
3	Comparable Companies Analysis	2.04 – 2.65
4	DDM Analysis	2.14 – 3.10

For the average Market Share Price Analysis, the business day before September 28, 2022 on which the execution of the Basic Agreement was announced, is set as the reference date for the calculation (hereinafter, “Reference Date 1” in this press release), and the closing price on Reference Date 1 and simple average of the closing price on trading days for the period of five business days, one month, three months, and six months before Reference Date 1 have been applied. In addition, January 19, 2023, is also set as the reference date for the calculation (hereinafter, “Reference Date 2” in this press release), and the closing price on Reference Date 2 and simple average of the closing price on trading days for the period of five business days, one month, three months, and six months before Reference Date 2 have been applied.

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Nomura Securities calculated the Share Exchange Ratio using the information provided by the Banks and publicly available information under the assumption that such materials and information are all accurate and complete and have not independently reviewed the accuracy or completeness of such information. In addition, independent assessment, appraisal, or valuation have not been performed on the assets and liabilities (including contingent liabilities) of the Banks and their associated companies (referring to “Associated Companies” as defined in Article 8, Paragraph 8 of the Regulation on Terminology, Forms, and Preparation Methods of Financial Statements; hereinafter the same), including analysis and assessment of independent assets and liabilities, and no requests have been made to third party agencies for appraisal or evaluation. Nomura Securities’ Share Exchange Ratio calculation reflects information and economic conditions up to January 19, 2023. The financial forecasts by Nagano Bank (including profit plans and other information) are based on Nagano Bank's future forecasts for the fiscal year ending March 31, 2023 and thereafter, which incorporates various factors such as the business plan provided by Nagano Bank and confirmed by Hachijuni Bank, interviews with Nagano Bank and publicly available information. The sole purpose of Nomura Securities’ calculation is to be used as reference by the Board of Directors of Hachijuni Bank to discuss the Share Exchange Ratio.

There are no fiscal years with a significant increase or decrease in profits in the future financial forecasts of Nagano Bank for the period that Nomura Securities based its DDM Analysis valuation.

Daiwa Securities calculated the Share Exchange Ratio for the Banks by applying: (a) the Market Share Price Analysis considering that the common stocks of Hachijuni Bank and Nagano Bank are listed on the Tokyo Stock Exchange’s Prime Market and Standard Market, respectively, and the market price of the stocks are available; (b) the Comparable Companies Analysis considering that the Banks have multiple comparable listed companies to enable estimation of the value of stocks; and (c) the DDM Analysis to reflect the status of the future business activities to the valuation.

The results of the Share Exchange Ratio calculation using the above-stated valuation methods with the value of one common stock of Hachijuni Bank as “1” are as stated below:

	Calculation method	Range of Share Exchange Ratio
1	Market Share Price Analysis	2.45～2.54
2	Comparable Companies Analysis	1.68～2.51
3	DDM Analysis	2.41～3.23

For the Market Share Price Analysis, the date of the share exchange ratio calculation report, January 19, 2023, (Reference Date 2) was used as the reference date for the calculation, and the ratio was calculated using the closing price of the shares on Reference Date 2, and the average closing prices for the periods of one, three, and six months to Reference Date 2.

Daiwa Securities calculated the Share Exchange Ratio using the materials and information provided by the Banks and publicly available information as is in principle, assuming that all materials and information used for the analysis and review were accurate and complete. Daiwa Securities have not independently reviewed the accuracy or completeness of such materials and information, and it is not obligated to do so. In addition, Daiwa Securities have not performed an independent assessment, appraisal, or valuation on any assets and liabilities, including analysis and evaluation of individual assets and liabilities (including but not limited to financial derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of the Banks and their associated companies, including analysis and assessment of independent assets and liabilities, and no requests have been made to third party agencies for assessment, appraisal or evaluation. Daiwa Securities have assumed that the business plans, financial forecasts, and other information concerning the future were prepared based on the best forecast and judgment at such time by the respective management of the Banks and in accordance with reasonable and appropriate procedures. With the consent of Nagano Bank, Daiwa Securities have relied on the business plans, financial forecasts, and other information concerning the future of Nagano Bank and Hachijuni Bank without independent review of the accuracy, appropriateness, or feasibility of such information. Calculation of the Share Exchange Ratio by Daiwa Securities is based on the financial, economic, and other situations as of January 19, 2023. A significant increase or decrease in profits is not expected in the future business plans by the Banks underlying the DDM Analysis calculation by Daiwa Securities.

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(3)	Prospect and reason for the delisting

If the Share Exchange is realized, Nagano Bank will become a wholly-owned subsidiary of Hachijuni Bank as of the Effective Date (June 1, 2023, planned). Consequently, the common stocks of Nagano Bank are to be delisted by May 30, 2023, pursuant to the Delisting Criteria of the Tokyo Stock Exchange.

On the other hand, the common stocks of the Hachijuni Bank, which will be the compensation for the Share Exchange, are listed on the Tokyo Stock Exchange and continue to be available for trading on the Tokyo Stock Exchange.

(4)	Measures to ensure fairness

Hachijuni Bank has implemented the following measures to ensure fairness of the Business Integration:

(i)	Obtaining a share exchange ratio calculation report by an independent third-party valuation institution

To ensure fairness of the Business Integration, Hachijuni Bank has selected Nomura Securities as its third-party valuation institution as stated in above “(1) Basis and reason for the allotment,” and obtained a share exchange ratio calculation report to use as the basis of agreement on the Share Exchange Ratio to be applied to the Share Exchange. Hachijuni Bank has engaged in negotiation and discussion with Nagano Bank referencing the analysis and opinions of Nomura Securities as its third-party valuation institution, and at its Board of Directors’ meeting held today, resolved to implement the Share Exchange with the Share Exchange Ratio stated in above “4. (3) Details of the allotment in the Share Exchange.”

Hachijuni Bank has not obtained an opinion (fairness opinion) from Nomura Securities on the appropriateness of the Share Exchange Ratio from a financial point of view.

(ii)	Advice from an independent law firm

Hachijuni Bank has obtained legal advice from Iwata Godo Attorneys and Counselors at Law, a legal advisor independent from the Banks, on the decision-making methods, processes, and other procedures of Hachijuni Bank concerning the Business Integration to ensure fairness and appropriateness of the decision-making of the Board of Directors.

On the other hand, Nagano Bank has implemented the following measures to ensure fairness of the Business Integration:

(a)	Obtaining a share exchange ratio calculation report by an independent third-party valuation institution

To ensure fairness of the Business Integration, Nagano Bank has selected Daiwa Securities as its third-party valuation institution as stated in above “(1) Basis and reason for the allotment,” and obtained a share exchange ratio calculation report to use as the basis of agreement on the Share Exchange Ratio to be applied to the Share Exchange. Furthermore, Nagano Bank has engaged in negotiation and discussion with Hachijuni Bank referencing the analysis and opinions of Daiwa Securities as its third-party valuation institution, and at its Board of Directors’ meeting held today, resolved to implement the Share Exchange with the Share Exchange Ratio stated in above “4. (3) Details of the allotment in the Share Exchange.”

Nagano Bank has not obtained an opinion (fairness opinion) from Daiwa Securities on the appropriateness of the Share Exchange Ratio from a financial point of view.

(b)	Advice from an independent law firm

Nagano Bank has obtained legal advice on its decision-making methods, processes, and other procedures of Nagano Bank concerning Business Integration from Nagashima Ohno & Tsunematsu, a legal advisor independent from the Banks, to ensure fairness and appropriateness of the decision-making of the Board of Directors.

(5)	Measures to avoid conflicts of interest

Special measures have not been implemented as no specific conflicts of interest will arise from the Share Exchange between Hachijuni Bank and Nagano Bank.

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6.       Outline of the Parties to the Business Integration

(1)	Overview of the Companies

(As of March 31, 2022)

	Wholly-owning parent company after the share exchange	Wholly-owned subsidiary after the share exchange
Trade name	The Hachijuni Bank, Ltd.	The Nagano Bank, Ltd.
Head office address	178-8 Ooaza Nakagosho Aza Okada, Nagano-City	2-9-38 Nagisa, Matsumoto-City
Title and Name of Representative	President, Masaki Matsushita	President, Hitoshi Nishizawa
Description of business	Banking	Banking
Capital	52.2 billion yen	13.0 billion yen
Established	August 1, 1931	November 15, 1950
Number of issued shares	Common Stock: 511,103,000	Common Stock: 9,258,000
Fiscal Year	Year ending March 31	Year ending March 31
Total Assets (consolidated)	13,343.7 billion yen	1,267.2 billion yen
Net Assets (consolidated)	912.6 billion yen	50.0 billion yen
Balance of deposits (non-consolidated)	8,066.6 billion yen	1,073.8 billion
Outstanding balance of loans (non-consolidated)	5,974.0 billion yen	647.8 billion yen
Number of employees (consolidated)	3,569	652
Number of branches	151	53
	Capital Relationship	Hachijuni Bank owns 152,000 shares of Nagano Bank common stocks.
Relationship of the Banks	Human Relationship	Not applicable.
	Business relationship	None other than ordinary interbank transactions.
	Status as Related Party	Not applicable.
Major shareholders and their shareholding ratio	The Master Trust Bank of Japan, Ltd. (Trust account)	13.58%	The Master Trust Bank of Japan, Ltd. (Trust account)	8.35%
	Custody Bank of Japan, Ltd. (Trust account)	3.95%	Nagano Bank Employee Shareholding Association	6.97%
	Meiji Yasuda Life Insurance Company (Standing proxy: Custody Bank of Japan, Ltd.)	3.64%	Custody Bank of Japan, Ltd. (Trust account)	4.19%
	Nippon Life Insurance Company (Standing proxy: The Master Trust Bank of Japan, Ltd.)	2.77%	Custody Bank of Japan, Ltd. (Trust account No.4)	3.50%
	STATE STREET BANK AND TRUST COMPANY 505223 (Standing proxy: Mizuho Bank, Ltd., Settlement & Clearing Services Division)	2.76%	The Tochigi Bank, Ltd.	1.83%
	Shin-Etsu Chemical Co., Ltd.	2.41%	Kissei Pharmaceutical Co., Ltd.	1.83%
	Showa Shoji Co., Ltd.	2.41%	Kankuro Ueshima	1.67%
	MUFG Bank, Ltd.	2.07%	The Hachijuni Bank, Ltd.	1.67%
	Aioi Nissay Dowa Insurance Co., Ltd. (Standing proxy: Master Trust Company of Japan, Ltd.)	2.05%	DFA INTL SMALL CAP VALUE PORTFOLIO (Standing proxy: Citibank N.A., Tokyo Branch)	1.18%
	NORTHERN TRUST CO. (AVFC) SUB A/C USL NON-TREATY (Standing proxy: The Hong Kong and Shanghai Banking Corporation Limited, Tokyo Branch, Custody Services Dept.)	1.97%	Sompo Japan Insurance Inc.	1.12%

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(2) Outline of performance for most recent three years (unit: million yen, unless otherwise stated)

	The Hachijuni Bank, Ltd.			The Nagano Bank, Ltd.
Fiscal Year	FY2019	FY2020	FY2021	FY2019	FY2020	FY2021
Net Assets (consolidated)	748,432	909,694	912,698	51,103	54,597	50,074
Total Assets (consolidated)	10,470,547	12,160,638	13,343,796	1,140,580	1,165,410	1,267,229
Net asset per share (yen)(consolidated)	1,512.45	1,850.68	1,856.25	5,633.59	5,998.49	5,492.29
Ordinary income (consolidated)	163,637	152,604	151,349	22,852	21,899	19,785
Gross operating profit (non-consolidated)	87,114	83,274	81,754	11,466	11,689	11,145
Net operating profit (non-consolidated)	32,340	30,378	32,835	870	2,366	964
Core business net operating profit (non-consolidated)	24,284	28,472	28,917	2,467	3,445	1,617
Ordinary income (consolidated)	33,447	32,147	38,047	2,172	1,799	1,917
Net profit attributable to the parent company (consolidated)	22,077	22,384	26,667	1,302	1,188	1,336
Net income per share (yen)(consolidated)	44.80	45.73	54.46	145.00	131.83	147.97
Dividend per share (yen)	14.00	14.00	16.00	55.00	50.00	50.00

7.       Status after the Business Integration

Wholly-owning parent company after the share exchange
(1)	Name	The Hachijuni Bank, Ltd.
(2)	Address	178-8 Ooaza Nakagosho Aza Okada, Nagano-City
(3)	Title and Name of Representative	President, Masaki Matsushita
(4)	Description of business	Banking
(5)	Capital	52.2 billion yen
(6)	Fiscal Year	Year ending March 31
(7)	Net Assets	To be determined (details have not been determined at present)
(8)	Total Assets	To be determined (details have not been determined at present)

8.       Outline of the accounting process

The accounting process for the Share Exchange falls under “acquisition” in the Accounting Standards for Business Combinations, and the purchase method is expected to be applied with Hachijuni Bank as the acquiring entity and Nagano Bank as the acquired entity. In addition, the amount of goodwill (or negative goodwill) to arise from the Share Exchange is not determined as present and will be notified as soon as it becomes clear.

9.       Outlook

As a result of the Share Exchange, Nagano Bank is to become a consolidated subsidiary of Hachijuni Bank. The impact, etc., on the consolidated earnings of Hachijuni Bank has yet to be determined. Occurrence of an event that requires announcement, such as the need for revision of financial forecasts, will be disclosed promptly.

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10.       Other

The execution of the Business Integration is subject to obtaining approval by the Meeting of the General Shareholders of Nagano Bank for the Share Exchange Agreement and matters necessary for the Business Integration and on obtaining the necessary permits and approvals by relevant authorities for implementing the Business Integration.

End of document

(Reference) Consolidated earnings forecast for the current period and consolidated results for the preceding fiscal year Hachijuni Bank (consolidated earnings forecast for the current period as announced on October 28, 2022)

(unit: millions of yen)

	Ordinary income (consolidated)	Net profit attributable to parent company (consolidated)
Earnings forecast for the current period (Fiscal year ending March 31, 2023)	33,000	23,000
Consolidated results for the preceding year (Fiscal year ended March 31, 2022)	38,047	26,667

Nagano Bank (consolidated earnings forecast for the current period as announced on November 11, 2022)

(unit: millions of yen)

	Ordinary income (consolidated)	Net profit attributable to parent company (consolidated)
Earnings forecast for the current period (Fiscal year ending March 31, 2023)	1,600	1,100
Consolidated results for the preceding year (Fiscal year ended March 31, 2022)	1,917	1,336

[Contact Information]
The Hachijuni Bank, Ltd.	Planning and Coordination Department	Kimura	TEL 026-224-5512
The Nagano Bank, Ltd.	General Planning Department	Kobayashi	TEL 0263-27-3312

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